Exhibit 16.1

Letter From Tanner LC

June 20, 2006

Securities and Exchange Commission
Mail Stop 0510
100 F Street, Northeast
Washington, D.C. 20549-0510

Dear Sirs/Madams:

We have read Item 4 of Cimetrix Incorporated’s Form 8-K dated June 20, 2006, and we agree with the statements made in the second sentence of paragraph 1 and paragraphs 2, 3 and 5 and we have no basis to agree or disagree with the statements made in the first sentence and third sentence of paragraph 1 and paragraph 4.

Yours truly,

/s/ Tanner LC